Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of January 11, 2024, is entered into by and between International Flavors & Fragrances Inc. (the “Company”) and Frank Clyburn (“you”).

1. Termination of Employment. This Agreement sets forth the benefits you are eligible to receive under the Company’s Amended and Restated Executive Severance Policy (the “Severance Policy”) as a result of your separation from the Company, as well as other benefits being provided to you and obligations you agree to comply with in connection with your separation, subject to your compliance with the terms and conditions of the Severance Policy and the terms and conditions set forth herein. You acknowledge and agree that (a) your employment with the Company or its affiliates (the “Group Companies”) and (b) the offer letter between you and the Company dated January 18, 2022 will terminate effective as of the close of business March 31, 2024 (the “Separation Date”). Therefore, as of the Separation Date you will cease to be employed by the Group Companies. You acknowledge and agree that, effective as February 6, 2024 (the “Transition Date”), you will cease serving as Chief Executive Officer and as an officer of the Company and you will be deemed to have resigned from the Board of Directors of the Company (the “Board”) and such other titles, roles and positions of the Group Companies as determined by the Company.

2. Transition Services. From the Transition Date through the Separation Date (such period the “Transition Period”) you will be employed by the Company as a Senior Advisor and available on a full-time basis to provide those duties and responsibilities as requested by the Board from time to time, including ensuring a smooth integration and transition of your current responsibilities to the Company’s new Chief Executive Officer and for cooperation with the Investigation (as defined in Section 10(i)). The Board may, in its sole discretion, place you on garden leave during the Transition Period.

3. Transition and Separation Payments and Benefits. In exchange for the releases and covenants contained in this Agreement and, with respect to the benefits described in paragraphs (b)-(g) below, the Final Release (as defined in Section 6(b)), and subject to your compliance with all of the covenants and provisions contained herein and therein, the Company agrees to provide you with the following payments and benefits, subject to the occurrence of the First Effective Date (as defined in Section 18 of this Agreement) and, with respect to the benefits described in paragraphs (b)-(g) below, the Second Effective Date (as defined in Section 18 of this Agreement). For the avoidance of doubt, if the Second Effective Date does not occur within twenty-eight (28) days following the Separation Date, no payments or benefits will be provided to you pursuant to paragraphs (b)-(g) below.

(a) Salary, Perquisites and Medical Benefits during Transition Period.

(i) Salary. The Company will continue to pay your current rate of base salary ($1,300,000 annually) through the duration of the Transition Period. You acknowledge and agree that during the Transition Period, you will not be eligible to earn an annual bonus in respect of the Company’s 2024 fiscal year, and except as expressly contemplated in Section 3(d) you will not be eligible to receive any long-term incentive or other equity or equity-based awards (including any new long-term incentive or other equity or equity-based awards that would have otherwise been granted in accordance with the Company’s annual grant cycle for 2024).

(ii) Medical Benefits. You will be eligible for group medical, dental and life insurance coverage through the duration of the Transition Period.

(b) Separation Payment. In accordance with the Severance Policy, the Company will pay you a lump sum cash payment equal to $3,575,000, which amount is comprised of the following: two (2) times (i) your annual base salary as of the Separation Date and (ii) your target annual incentive opportunity under the Company’s Annual Incentive Plan (“AIP”) for the year in which the Separation Date occurs, prorated based on your number of active days of employment during the performance period (the “Separation Payment”). The Separation Payment will be payable to you in a lump sum within sixty (60) days following the Second Effective Date.

(c) Annual Incentive Plan Payment. In accordance with the AIP, the Company will pay you a lump-sum cash payment which represents the 2023 annual incentive award under the AIP to which you would have been entitled to receive based on actual performance had your employment with the Company not been terminated. The AIP Payment will be payable to you in a lump sum payable on the normally scheduled payout date. Such payment shall be in full settlement of your rights under the AIP.

(d) LTIP Awards. In accordance with the terms of the Severance Policy, each long-term incentive award (each, an “LTIP Award”) outstanding as of your Separation Date shall be governed by the terms of the LTIP Award and the applicable award agreement (the “Award Agreement”).

(i) For LTIP Cycle XXII and LTIP Cycle XXIII, you will receive an LTIP Award equal to the product of (x) the actual performance achievement levels for the performance segment during which your Separation Date occurred and (y) a fraction, the numerator of which is the number of days during such performance segment preceding your Separation Date and the denominator of which is the total number of days in such performance segment. The LTIP Award will be settled based on actual performance on the original vesting date.

For the avoidance of doubt, Exhibit A to this Agreement summarizes your outstanding LTIP Awards that are covered by this Section 3(d). Your LTIP Award will be payable on the normally scheduled payout date set forth in the Award Agreement.

(e) Continued Benefits. For a period commencing on the first of the month immediately following your Separation Date until the earlier of (i) twenty-four (24) months following your Separation Date, (ii) the date you commence eligibility for benefits under a new employer’s welfare benefit plans, and (iii) the date you attain age 65, subject to your continued co-payment of premiums, you will be eligible for continued participation of you and your eligible dependents in all medical, dental, vision and life insurance benefit plans of the Company, in each case, as may be in effect from time to time (collectively, the “Benefit Plans”) (for the avoidance of doubt, Benefit Plans shall not include the Company’s group accident insurance and group disability insurance), upon the same terms and conditions in effect from time to time for active employees of the Company, as determined in good faith by the Committee as such term is defined in the Severance Policy (“Benefit Continuation”). Benefit Continuation shall be provided concurrently with any health care benefit required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent applicable to you. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the Committee shall have the right to amend this Section 3(e) in a manner it determines, in its sole discretion, to comply with the PPACA.

(f) Vacation Pay. Within 30 days following your Separation Date, the Company will make a payment to you for your accrued and unused 2024 vacation, if any.

(g) Expenses. You will be reimbursed for your reasonable business expenses incurred on or before your Separation Date in accordance with the Company’s expense reimbursement policy as may be in effect from time to time. In addition, the Company will pay your reasonable professional fees, upon presentation of one or more invoices therefor, incurred to negotiate an prepare this Agreement and related agreements hereunder, in amount not to exceed $20,000.

(h) Equity Plan Benefits.

(i) In accordance with the terms and conditions of the Company’s 2021 Stock Award and Incentive Plan (the “2021 SAIP”), with respect to any of your purchased restricted stock, restricted stock units, stock-settled appreciation rights, options or other equity awards in respect of the common stock of the Company, as listed in the schedule set forth in Exhibit A (collectively, “Equity Awards”) remaining outstanding as of your Separation Date:

(A)

A pro-rata portion of any Equity Award carrying a right to exercise that was not previously exercisable and vested shall remain outstanding and become vested on the applicable vesting date as though your employment with the Company had not been terminated, as set forth in the applicable award agreement; provided, however, any Equity Award subject to Code Section 409A shall become exercisable and vested in a manner compliant with Code Section 409A.

(B)

A pro-rata portion of any outstanding and unvested Equity Award shall remain outstanding and become vested on the vesting date or dates as though your employment with the Company had not been terminated, as set forth in the applicable award agreement.

(C)

The pro-rata portion of the Equity Award shall be determined by multiplying the number of unvested Equity Awards by a fraction, (x) the numerator of which is the number of days from the applicable grant date to the Separation Date and (y) the denominator of which is the number of days from the applicable grant date to the applicable vesting date.

(ii) With respect to your restricted stock units, deferred stock units, stock-settled appreciation rights and performance-based restricted stock units granted on March 1, 2022 (collectively, the “Sign-on Award”), the unvested portion of the Sign-on Award as of your Separation Date shall remain outstanding and subject to continued vesting as though your employment with the Company had not been terminated. The performance-based restricted stock unit portion of the Sign on Award shall vest subject to actual performance. The portion of the Sign-on Award carrying a right to settlement will be settled within thirty (30) days following the applicable vesting date, but in any but in any event no later than March 15th of the year following the year in which vesting occurs. The tranche of the stock-settled appreciation rights portion of the Sign-on Award (the “SSARs”) that has vested as of the Separation Date will remain outstanding and exercisable until one year following the Separation Date. SSARs that become vested following the Separation Date will remain outstanding and exercisable until the first anniversary of the date on which they vest.

(i) 401(k). If you are a participant in the Company’s 401(k) plan, you will receive written correspondence from Fidelity at the beginning of the month following your Separation Date. In the meantime, if you need to contact Fidelity, they can be reached at netbenefits.com or 800 835 5095. Your contributions, and the Company’s matching contributions on your behalf, to your 401(k) account will cease as of your Separation Date.

(j) Deferred Compensation Plan. Any amounts you have deferred under the Company’s Amended and Restated Deferred Compensation Plan (the “DCP”) will be paid out in accordance with the terms of the DCP.

(k) Termination of All Other Benefits. Except as specifically set out in this Section 3, all other benefits shall cease as of the Separation Date, including Accidental Death and Dismemberment Insurance, Vision Coverage and Short and Long-Term Disability Insurance.

4. Payments and Satisfaction.

(a) You acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits under any benefit plan, program or policy of the Company or any of its affiliates, including without limitation compensation for unpaid salary, unpaid bonus, commissions, disability benefits, severance, or accrued or unused vacation time or vacation pay, that you have received all leave (paid or unpaid), commissions and notice period to which you are entitled, you have not worked any uncompensated time (regular or overtime), have no known workplace injuries or occupational diseases, and that no other remuneration or benefits are due to you arising from or relating to your employment with the Company or the termination of your employment.

(b) Payments under this Agreement will be made by the Company using such method of payment as it may determine in its discretion, including without limitation, by direct deposit to your bank account. Unless you advise the Company’s Payroll Department in writing of any changes to your banking information, any payments by direct deposit shall be into such bank account as is currently on file with the Payroll Department.

5. Consulting Services.

(a) From the April 1, 2024 through December 31, 2024 (such period, the “Consulting Period”), the Company hereby agrees, and you hereby agree, to provide consulting services to the Company as set forth in this Section 5. During the Consulting Period, you will be available to provide services as requested by the Company in the areas of your expertise and to cooperate with the Investigation (as defined in Section 10(i)) (the “Consulting Services”). You agree to perform the Services in good faith and to the best of your ability. It is expected that your Consulting Services will be less than twenty percent (20%) of the services you provided as a full-time employee of the Company. For clarity, during the Consulting Period, you may engage in any other business, profession or occupation for compensation or otherwise that does not (i) materially interfere with your duties under this letter or (ii) result in a breach of any of the restrictive covenants contained in Section 10 of this Agreement or to which you are otherwise subject.

(b) In consideration for your performance of the Consulting Services, the Company will pay to you a total consulting fee of $1,000,000, which will be paid to you in equal monthly installments, in arrears, during the Consulting Period.

(c) During the Consulting Period, you shall be an independent contractor of the Company, and this letter shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. Except to the extent specifically authorized in advance by the Company in writing, during the Consulting Period, you (a) shall have no authority (and shall not hold yourself out as having authority) to represent, bind or act on behalf or in the name of the Company, and (b) shall not make any agreements or representations on behalf of the Company. For the avoidance of doubt, during the Consulting Period, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to employees.

6. General Release and Waiver of All Claims.

(a) In consideration of the agreements set forth herein, which you acknowledge to be good and valuable consideration for this release, you on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) hereby forever voluntarily, knowingly, and willingly waive and release, to the fullest extent permitted by law, the Company and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities’ respective former, current and future managers, owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, insurers and reinsurers, administrators, and employee benefit plans and programs, both individually and in their business capacities (collectively, the “Releasees”), from any and all claims, complaints, liabilities, grievances, causes of action, demands or rights, known, unknown or hereafter discovered, of any nature whatsoever which any Releasor now has or in the future may have against any Releasee, of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date you sign this Agreement, whether known, unknown or hereafter discovered, including, without limitation, any and all claims of negligence, breach of contract, wrongful refusal to hire, wrongful discharge, invasion of privacy, attorneys’ fees, violation of federal, state and local laws that prohibit discrimination on the basis of race, color, national origin, religion, sex, age and disability, arising directly or indirectly from or related to, your employment or the termination thereof, harassment, whistle blowing or violation of federal, state and local laws that prohibit retaliation in employment. By way of example only and without limitation, this waiver and release is applicable to any claims under The National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974, as amended (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act; The Rehabilitation Act; The Age Discrimination in Employment Act (“ADEA”); The Older Workers Benefit Protection Act (“OWBPA”); The Lilly Ledbetter Fair Pay Act; The Occupational Safety and Health Act; The Worker Adjustment and Retraining Notification Act; The Genetic Information and Discrimination Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Uniformed Services Employment and Reemployment Rights Act; The Employee Polygraph Protection Act; The employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act); the Securities and Exchange Act; the Dodd-Frank Act; and any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance; any public policy, contract (oral or written, express or implied), tort, or common law; or any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or any basis for recovering costs, fees, or other expenses, including but not limited to attorneys’ fees and/or costs. Further, you agree to waive all applicable State law claims, including but not limited to those set forth in Exhibit B.

(b) As of the Separation Date, you will be required to execute and deliver to the Company a Final General Release in the form of Exhibit C (the “Final Release”), and the Second Effective Date must have occurred within twenty-eight (28) days following the Separation Date, in order to obtain those benefits set forth in Sections 3(b)-(g) above.

7. Exclusions from “Release and Waiver” of Claims.

(a) You understand and agree that nothing in this Agreement limits your right to bring an action to enforce the terms of this Agreement or to bring a proceeding pursuant to the OWBPA to challenge the validity of the release of claims pursuant to the ADEA consistent with the Equal Employment Opportunity Commission Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997.

(b) You understand that the Release and Waiver contained in Section 6 above does not include a waiver of any claims, which cannot be waived by law.

(c) You understand and agree that nothing in this Agreement, or any prior agreement you may have with any Releasee, prohibits or restricts you from lawfully communicating truthful information, or cooperating with, or otherwise assisting in an investigation by any governmental agency or self-regulatory organization regarding a possible violation of any federal law or responding to any inquiry from any such organization, including an inquiry about the existence of this Agreement or its underlying facts, without first notifying Releasees.

(d) You warrant that you have not filed any suit, charge, complaint, grievance or proceeding against any Releasee in any court of the United States or any state or local governmental subdivision thereof, or with any administrative agency or arbitration panel, concerning any claim, demand, issue or cause of action covered by this Agreement (excluding any whistleblowing or similar claim, complaint or action with any federal, state or local governmental agency).

(e) You are not waiving your right to the payments, benefits, and protections to be paid or provided pursuant to this Agreement after the date hereof.

(f) You are not waiving your right to indemnification under the Company’s Articles of Incorporation or any applicable policy of insurance, bylaws, agreement of indemnity or any other applicable agreement or vehicle, in connection with your service as an employee, officer or member of the board of directors of the Company or any of its affiliates.

8. No Admission of Wrongdoing. By entering into this Agreement, you agree that the Releasees do not admit, but in fact deny, any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation or omission. You affirm that all of the Company decisions regarding your pay and benefits through the date you sign this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

9. No Other Proceedings or Claims. You affirm that you are not a party to, and have not filed, any claim, complaint, or action against any Releasee in any forum (excluding any whistleblowing or similar claim, complaint or action with any federal, state or local governmental agency). You affirm that you have not complained of, and are not aware of, any fraudulent activity or any acts which would form the basis of a claim of fraudulent or illegal activity by the Company or any of its officers, and that you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful. You further acknowledge and agree that as of the date you sign this Agreement: (i) you have advised the Company of all facts of which you are aware that you believe may constitute a violation of the Company’s Code of Business Conduct and Ethics (the “Conduct Code”), compliance policies, and/or legal obligations, including under the U.S. federal securities laws; (ii) the Company has resolved those issues to your satisfaction; (iii) you are not aware of any current violations of the Conduct Code, compliance policies, or legal obligations, including those under the U.S. federal securities laws; and (iv) you have not suffered any adverse action as a result of your conduct in this regard.

10. Restrictive Covenants.

(a) Security Agreement. You acknowledge that, at the time you became employed, you signed a Security Agreement, a copy of which is attached hereto as Exhibit D and fully incorporated into this Agreement by reference. You represent that you have fully abided by and will continue to be bound by the terms and conditions of the Security Agreement.

(b) Exiting Employee Acknowledgment/Certification. You acknowledge that you have continuing obligations under the Exiting Employee Acknowledgment/Certification. A copy of the Exiting Employee Acknowledgment/Certification is attached as Exhibit E and is incorporated into and considered a part of this Agreement.

(c) Non-Disparagement. Subject to your rights contained in Section 7, you agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to the Company or any of the Releasees (as defined in Section 6) or any of their respective products or services, financial status or businesses, or that damage or is intended to damage the Company or any of the Releasees in any of their respective business relationships, or encourage the making of such statements or the taking of such actions by someone else. The Company agrees to instruct its directors and senior executive officers not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory of you or that damage or are intended to damage you in any of your business relationships.

(d) Confidential and Proprietary Information. You acknowledge and agree that you are bound by the confidentiality provisions set forth in your Equity Documents (as defined below), your Security Agreement and Section 9 of the Severance Policy, as in effect on the Separation Date. For the avoidance of doubt, the following confidentiality provisions apply:

(i) You agree to refrain from directly or indirectly disclosing any Confidential Information to any person or using, selling or otherwise transferring any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” refers to confidential, proprietary or commercially sensitive information relating to the Company or its affiliates or their employees, board members, customers, vendors, or other business partners and their businesses, operations, or affairs, including, without limitation, information relating to finances, insurance, business strategy and plans, claims, products, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or you, together with all analyses, compilations, notes and other documents. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or limit you from reporting suspected violations of law to any governmental authority, or from making other disclosures protected by law.

(ii) You further agree that the terms of this Agreement shall be considered Confidential Information and that prior to this Agreement becoming publicly available, you shall not disclose any information contained in this Agreement to any person, other than, (i) your immediate family members, (ii) as required by law, (iii) with the express written authority of the Company, (iv) for the purposes of obtaining confidential accounting, financial or legal advice, or (v) for the purposes of enforcing this Agreement. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell each such individual that he or she must keep such information confidential as well. Notwithstanding the foregoing, you shall be permitted to disclose the covenants contained in this Section 10 to any prospective employers. Except as provided in the preceding sentence, upon inquiry regarding the subject matter contained in this Agreement or regarding the Agreement, you shall either not respond or state only that the matter has been resolved.

(iii) You further acknowledge and agree that in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You acknowledge and agree that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (a) file any document containing the trade secret under seal, and (b) do not disclose the trade secret, except pursuant to court order.

(e) Non-Solicitation. You acknowledge and agree that you are bound by the non-solicitation provisions set forth in your Equity Documents, your Security Agreement and Section 9 of the Severance Policy, as in effect on the Separation Date and such provisions are incorporated into and considered a part of this Agreement.

(f) Non-Compete. You acknowledge and agree that you are bound by the restrictions on competition set forth in your Equity Documents, your Security Agreement, Section 9 of the Severance Policy, as in effect on the Separation Date (collectively, the “Non-Compete Restrictions”) and such Non-Compete Restrictions are incorporated into and considered a part of this Agreement.

(g) Return of Company Property.

(i) As of your Separation Date, and before the Company is obligated to make any payments to you or provide you with any benefit pursuant to this Agreement, and except as otherwise mutually agreed between you and the Company in writing relating to the performance of the Consulting Services during the Consulting Period pursuant to Section 5 of this Agreement, you shall return to the Company all property of the Company and its affiliates, customers and vendors in your possession or control, including without limitation, all materials, work product or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, parking passes, office keys, customer lists, reports, files, e-mails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, internal or external hard drives, thumb drives, instructional manuals, and other similar materials or documents which you had access to, used, received or prepared, helped prepare or supervised the preparation of in connection with your employment with the Company (collectively, “Company Property”). Notwithstanding the foregoing, the Company agrees that you shall be permitted to retain your Company mobile phone, laptop, iPad and related peripherals, provided that it is cleansed and purged by the Company’s IT Department of all Confidential Information.

(ii) You hereby represent, warrant, and agree that you (i) have not retained and will not retain any copies, duplicates, reproductions or excerpts of and have not used, recreated or reproduced (other than in the proper performance of your duties to the Company) and will not use, recreate or reproduce any Company Property, (ii) have not transmitted or stored and will not transmit or store any Company Property to or on any personal electronic messaging systems or devices, and (iii) have not transmitted and will not transmit any Company Property to any unauthorized person or store the same on any unauthorized person’s electronic messaging system or device. Personal electronic messaging systems and devices include, but are not limited to, personal computers, laptops, e-mail accounts, internal or external hard drives, thumb drives, cell phones, smartphones or other wireless devices, iPads, iPhones, Blackberrys, facsimile machines, instant messaging systems, or copy machines.

(h) Intellectual Property / Work Product.

(i) For the purposes of this clause, “Intellectual Property” includes all Confidential Information, inventions whether patentable or not, patents, trademarks, formulae, service marks, designs, design rights, copyrights, utility models, applications for registration of any of the foregoing and the rights to apply for them in any part of the work, drawings, computer programs, trade secrets, processes, ideas, know-how and rights of a like nature arising or subsisting in the work, whether registered or unregistered.

(ii) You agree that all of your work product, including all Intellectual Property, whether created solely or jointly with others, and including any moral rights therein, given, disclosed, created, developed or prepared in connection with your employment with the Company, shall be the sole and exclusive property of the Company. In the event that any such Intellectual Property or other work product does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Intellectual Property or other work product throughout the world. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to, all Intellectual Property or other work product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You affirm that you have disclosed to the Company the creation or existence of any Intellectual Property or other work product and agree to take whatever additional lawful action may be necessary, and to sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Intellectual Property or other work product and any industrial or Intellectual Property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). To the extent additional nominal consideration is required pursuant to applicable law, you agree that such nominal consideration shall be sufficient for the assignments described above.

(i) Cooperation.

(i) You acknowledge and agree that you are bound by the cooperation provisions set forth in your Equity Documents and Section 9 of the Severance Policy, as in effect on the Separation Date. You agree to make yourself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to provide necessary information and meet and consult with members of management or other representatives of, or counsel to, the Company as reasonably requested.

(ii) Without limiting the foregoing, you acknowledge that the Company and the Group Companies have been involved in various proceedings launched in March 2023 by certain competition and enforcement authorities in the United States, United Kingdom, Switzerland and before the EU Commission (together, the “Authorities”) and the Company and the Group Companies may be involved in other procedures conducted by other competition or enforcement authorities (the “Other Competent Authorities”) in other jurisdictions for similar facts (together, the “Investigation”). You agree, as from the date of this Agreement, to fully and promptly cooperate in good faith with the Company, the Group Companies and their legal counsel in any matter concerning the Investigation.

1.

You agree and undertake to provide all documents in your possession and all information in your knowledge, in compliance with applicable laws, upon request from the Company, the Group Companies, their legal counsel, or the Authorities or any Other Competent Authority, and undertake to cooperate fully, at the request of the Company or any Group Company, in the investigation.

2.

You agree to attend any meetings or interviews upon request from the legal counsel of the Company or the Group Companies or the Authorities or any Other Competent Authority, anywhere within that Authority’s jurisdiction, and to provide full answers to all questions concerning your duties within the Company or the Group Companies (the “Duties”) or, more generally, your business activities within the Group Companies and the business activities operated by it, in a frank and honest manner, in compliance with applicable laws.

3.

You also undertake to cooperate with the Company and any Group Company in connection with any claim or court action brought against the Company or any Group Company in whole or in part for any alleged violation of the antitrust laws (“Derivative Actions”), including, but not limited to, providing testimony at trial or deposition, in compliance with applicable laws.

4.

You shall not cooperate, including serving as a consultant or expert, with any claimant acting against the Company or any Group Company, except as authorized or requested by the Company or any Group Company, as the case may be, or as may be required by applicable law. In the event such cooperation is requested, you shall immediately inform the Company or Group Company, as the case may be.

5.

In the event you receive a cooperation request or have any other communication with one of the Authorities, or any Other Competent Authority, in connection with the Investigation, you shall, to the extent permitted by applicable law, immediately inform the Company or Group Companies.

6.

This cooperation undertaking will end upon definitive expiration of the current or future proceedings related to the Investigation undertaken by the Authorities or any Other Competent Authority, or any Derivative Actions.

7.

Furthermore, to the maximum extent permitted by the by-laws of the Company and applicable law, the Company undertakes to advance and indemnify your reasonable legal fees and related costs pertaining to the Investigation or Derivative Actions in any jurisdiction, as well as reasonable and properly documented and invoiced expenses for travel, meals and/or overnight stays required for the purposes of the Investigation, and this Agreement shall constitute the undertaking required pursuant to the by-laws of the Company.

8.

Each party to this Agreement may immediately terminate this Section 10(i)(ii), without prior notice, in the event of material breach by the other party of its or his undertakings hereunder (a “Breach”). If either party commits a Breach, prior to termination of this Section 10(i)(ii), where there is a reasonable possibility of a Breach being cured, the Breach shall be notified to the defaulting party. The defaulting party shall have seven (7) calendar days after the date of the notification (the “Cure Date”) to cure the Breach. If the Breach is not cured, termination of this Section 10(i)(ii) will take effect as of the Cure Date. If there is no reasonable possibility of a Breach being cured, the termination of this Section 10(i)(ii) will be notified to the defaulting party and will take effect as of the date of the notification.

(j) Compliance with Company Policy. You represent that, during your employment with the Company, you have not engaged in willful misconduct or violation of a Company policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as such term is defined in the Severance Policy. Furthermore, you hereby acknowledge and agree that following your Separation Date you shall continue to be subject to, and comply with, the Company’s Insider Trading Policy (including, without limitation, the Window Period Policy for the Purchase and Sale of Company Securities by Certain Employees and Directors) and U.S. securities laws applicable to trading on material non-public information, as well as the Company’s Policy for the Recovery of Erroneously Awarded Compensation.

(k) Execution of Documentation. You agree to execute any other documentation reasonably requested by the Company from time to time, and to deliver the same to the Company within such time as may be reasonably specified by the Company.

(l) No Conflict. You represent that, during your employment with the Company, you have not directly or indirectly, acting alone or with others, engaged in any activity or work that conflicts or competes with the Company’s business, including, without limitation, becoming employed by, rendering services for, engaging in business with, serving as an agent or consultant to, or becoming a partner, member, principal, stockholder or other owner of, (i) any service that competes with those products or services offered by the Company, or (ii) any customer or vender of the Company that you have a direct working relationship with, provided that you were permitted to hold one percent or less interest in the equity or debt securities of any publicly traded company during your employment with the Company.

(m) Resignation upon Termination. This Agreement represents your resignation as Chief Executive Officer, as an officer of the Company and from all board and board committee memberships, effective as of the Transition Date. You agree to execute and return to the Company, within two (2) business days following the Transition Date, a letter in the form attached as Exhibit F, which separately confirms your resignation from such positions. You hereby agree to cooperate with the Company in executing any corporate documentation reasonably requested by the Company from time to time, and to deliver the same to the Company within such time as may be reasonably specified by the Company, to effectuate any such resignation; provided that such documentation does not impair any of your rights pursuant to this Agreement.

11. Breach, Equitable Relief and Forfeiture.

(a) You and the Company hereby agree that the period and geographical areas of restriction imposed upon you by the provisions of Section 10 of this Agreement are fair and reasonable and are reasonably required for the protection of the Company. You acknowledge and agree that a breach by you of Section 10 of this Agreement shall be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Company and its affiliates in the event of such breach. Without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm plus, if the Company prevails, its legal fees and costs to enforce these provisions. You expressly waive any security or bond that might otherwise be required in connection with such relief.

(b) You further acknowledge and agree that the Company’s obligation to make any payments to you or provide you with any benefit or right pursuant to this Agreement is subject to your compliance with your obligations under Section 10, and that in the event of a breach by you of this Agreement, (i) you shall be obligated to immediately repay to the Company all amounts and benefits theretofore paid to or received by you pursuant to this Agreement; and/or (ii) you shall forfeit any further payments or benefits under this Agreement.

(c) You further acknowledge and agree that you are subject to the terms of Section 9(b)(i) and (b)(ii) of the Severance Policy, pursuant to which you may be required to repay to the Company some or all of the payments made to you under this Agreement. You hereby agree to repay to the Company any such amounts as are determined by the Company under Section 9(b)(i) and 9(b)(ii) of the Severance Policy in the event such event occurs.

(d) You further acknowledge that under the terms of the 2021 SAIP and your other applicable award agreements (collectively, the “Equity Documents”), if you fail to comply with your obligations under Section 32(b) of the 2021 SAIP, including the non-competition, non-solicitation, confidentiality and cooperation obligations thereunder, or if a restatement or misstatement of the Company’s financial statements is required, some or all of your AIP, LTIP Award, Equity Choice Program and other stock-based or cash awards may be subject to forfeiture or repayment in accordance with the terms of the respective award agreements.

12. Taxes. You agree that you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement and that all payments and benefits under this Agreement shall be subject to applicable taxation deductions and withholdings. You understand and agree that the Company is providing you with no representations regarding tax obligations or consequences that may arise from this Agreement.

13. Assignment; Severability.

(a) You expressly agree that this Agreement shall be assignable by the Company to a successor to any of the businesses of the Company and you hereby expressly consent to such assignment.

(b) In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, including the restrictions in Section 9 but excluding the general release language, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If the general release language is found to be illegal or unenforceable, you agree to execute a binding replacement release. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of New York or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

14. Entire Agreement and Waiver. Effective as of the Separation Date, this Agreement (including all attachments and schedules hereto, including the Final Release) constitutes the entire agreement between you and the Company with respect to the termination of your employment, and supersedes all other correspondence, offers, proposals, promises, agreements or arrangements relating to the subject matter contained herein (including, without limitation, your offer letter dated January 18, 2022 between you and the Company and the Severance Policy). The failure of any party to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. You acknowledge that you have not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement, including the Exhibit(s) that are incorporated herein in their entirety.

15. No Modification. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

16. Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following address: (a) for the Company: Executive Vice President, General Counsel, 521 West 57th Street, New York, NY 10019-2960; and (b) for you, the most recent address on file for you.

17. Governing Law. The terms of this Agreement shall for all purposes be enforced, governed by, and construed in accordance with the laws of the State of New York except to the extent governed by the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

18. Acknowledgments. By signing this Agreement, you acknowledge that:

(a) You have carefully read and understand this Agreement;

(b) The Company has advised you in writing to consult with an attorney of your choosing before signing this Agreement and you have, in fact, retained and been represented by legal counsel of your own choosing in connection with, and before signing, this Agreement, and that the time afforded to you to consider the terms of this Agreement has provided you with a full and fair opportunity to thoroughly discuss all aspects of your rights and this Agreement with an attorney;

(c) You acknowledge that you have had a reasonable period of twenty-one (21) calendar days (the “Review Period”) to review and consider this Agreement before signing it. You understand that you may use as much of the Review Period as you wish before signing this Agreement. If you sign this Agreement prior to the expiration of the Review Period, you are acknowledging that you have voluntarily and knowingly waived the remainder of the Review Period with respect to such claims, and that the decision to accept a shortened period of time was not induced by the Company or any released party;

(d) You understand the consequences of entering into this Agreement, including with respect to the restraints in Section 10 and the release and waiver in Section 6, that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

(e) You understand that, following your execution of the Agreement, you will have a period of seven (7) calendar days to revoke this Agreement by delivering written notification addressed to the Company’s Executive Vice President and General Counsel, 521 West 57th Street, New York, NY 10019-2960, no later than the close of business on the seventh (7th) calendar day after you sign it (except that if the seventh (7th) calendar day after you sign the Agreement falls on a Saturday, Sunday or holiday observed by the Company, you shall have until the conclusion of the immediately next business day) (the “First Revocation Period”). For purposes of this Agreement, the “First Effective Date” as used herein shall mean the first (1st) calendar day after the First Revocation Period expires without you revoking the Agreement.

(f) You understand that, following your execution of the Final Release, you will have a period of (7) calendar days to revoke the Final Release by delivering written notification addressed to the Company’s Executive Vice President and General Counsel, 521 West 57th Street, New York, NY 10019-2960, no later than the close of business on the seventh (7th) calendar day after you sign it (except that if the seventh (7th) calendar day after you sign the Final Release falls on a Saturday, Sunday or holiday observed by the Company, you shall have until the conclusion of the immediately next business day) (the “Second Revocation Period”). For purposes of this Agreement, the “Second Effective Date” as used herein shall mean the first (1st) calendar day after the Second Revocation Period expires without you revoking the Final Release.

(g) As set forth in Section 6 herein, you KNOWINGLY AND VOLUNTARILY RELEASE the Releasees from any and all claims you may have, known or unknown, as of the date you sign this Agreement, in exchange for the benefits you have obtained in the Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(h) If you refuse to sign this Agreement within the Review Period or revoke this Agreement during the Revocation Period, this Agreement will not be effective and enforceable and you will not receive any of the payments or benefits set forth in Section 3, other than those you have a right to receive by law, if any; and

(i) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it by any person or party.

19. Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. You or the Company may execute this Agreement by executing any counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, you and the                     Company hereto knowingly and voluntarily executed this Agreement as of the date first written above.

FRANK CLYBURN	INTERNATIONAL FLAVORS & FRAGRANCES INC.

/s/ Frank Clyburn	/s/ Jennifer Johnson
Jennifer Johnson
EVP & General Counsel
January 11, 2024 Date	January 11, 2024 Date

EXHIBIT A

SUMMARY OF OUTSTANDING EQUITY AWARDS

EXHIBIT B

STATE LAWS

EXHIBIT C

FINAL GENERAL RELEASE

EXHIBIT D

IFF SECURITY AGREEMENT

EXHIBIT E

EXITING EMPLOYEE CERTIFICATION/ACKNOWLEDGMENT FORM

EXHIBIT F

FORM OF RESIGNATION LETTER